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                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    /X/  Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                     COMPUTER ASSOCIATES INTERNATIONAL, INC.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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        filing fee is calculated and state how it was determined):

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/X/ Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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                                EXPLANATORY NOTE

         Computer Associates International, Inc., a Delaware corporation ("Computer Associates"), is filing the materials contained in this Schedule 14A with the Securities and Exchange Commission on July 16, 2002 in connection with the solicitation of proxies for electing the Board of Directors of Computer Associates at the 2002 Annual Meeting of Computer Associates' stockholders.

                                      # # #

                  COMPUTER ASSOCIATES ELECTS FOUR NEW DIRECTORS

      FOUR CURRENT DIRECTORS TO LEAVE BOARD AT THE END OF THE CURRENT TERM
          COMPANY FILES PRELIMINARY PROXY FOR AUGUST 28 ANNUAL MEETING

ISLANDIA, N.Y., July 16, 2002 - Computer Associates International, Inc. (CA) today announced the election of four new members to its Board of Directors:
Kenneth Cron, Chief Executive Officer of Vivendi Universal Games, a division of Vivendi Universal; Robert E. La Blanc, former Vice Chairman of Continental Telecom Corporation and a former general partner of Salomon Brothers Inc.; Alex Serge Vieux, an international technology and software entrepreneur; and Thomas
H. Wyman, the former Chairman and Chief Executive Officer of CBS, Inc. The new Board members will stand for reelection at the Company's annual meeting on August 28, 2002. Consistent with CA's corporate governance principles, including term limits, which state that outside directors should serve for a maximum of eight years, the Company also announced that Richard A. Grasso, Willem F.P. de Vogel and Shirley Strum Kenny will not stand for reelection to CA's Board. In addition, Roel Pieper will not be standing for reelection due to increased business commitments in Europe.

The Company also said that it is filing today its preliminary proxy statement with the Securities and Exchange Commission. Upon completion of SEC review, the proxy statement will be mailed to shareholders of record as of July 3, 2002, in advance of the annual meeting.


NEW DIRECTORS

"We are extremely pleased to welcome Ken, Robert, Alex and Tom as independent directors to CA's Board," said Sanjay Kumar, President and Chief Executive Officer of Computer Associates. "All are recognized leaders in their fields and they bring unique and extensive expertise to CA. By agreeing to serve as directors, they have given a strong vote of confidence in our company, our prospects going forward and our corporate governance practices."

Kumar continued, "Our Board is continually looking for opportunities to strengthen itself by achieving the right balance of expertise in such areas as finance, accounting, technology and governance. We also search for outstanding individuals who have a broad understanding of the complex business dynamics in which we operate, and who clearly share our core values. These are the things that have driven our decisions on board membership in the past few challenging years and the objectives that will drive us as we consider changes to the board in the future."

Said CA Board member Jay Lorsch, a noted corporate governance expert, "The Board changes announced today are consistent with the governance changes that we have been working on over the past year. I


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believe CA's governance practices are state-of-the-art and today are among the best in corporate America." Lorsch is the Louis Kirstein Professor of Human Relations at the Harvard Business School.

On joining the CA Board, Wyman said, "I am impressed with CA's determination to achieve best practices in all areas of its business, including corporate governance. I look forward to contributing the experience I've gained from work on other Fortune 500 boards to benefit CA's shareholders and other stakeholders."

Cron said, "After witnessing far-reaching changes in the technology industry, I am confident that CA has all the right ingredients for a successful future. It is also clear that CA has adopted a set of corporate governance principles designed to ensure the necessary oversight and alignment with shareholder interests."

Vieux said, "CA is clearly already a leader in providing innovative and integrated enterprise software solutions for major corporations and institutions around the world. I expect that CA's business model and its focus on R&D and on customer satisfaction will substantially enhance the Company's competitive position in the years ahead."

La Blanc said, "Before joining CA, I looked very carefully at its business, its senior management and its corporate governance practices and I was delighted to find that all three are of the highest order."

Note To Editors: See Biographies Below


DEPARTING DIRECTORS

Said Charles B. Wang, Founder and Chairman of Computer Associates, "Dick, Willem, Shirley and Roel have given many devoted years of service to CA and its shareholders. Notwithstanding recent challenging times, CA is one of the world's leading software companies, thanks in large part to their many contributions. I am grateful for their service to CA and, while they are leaving our Board, we look forward to their informal input and continued support."

Speaking on behalf of the directors retiring from the Board, Dick Grasso, Chairman and Chief Executive Officer of the New York Stock Exchange, said, "All of us are proud of our collective and individual contributions to CA, and we believe very strongly in the direction and management of the Company. CA has made tremendous strides in improving customer relationships and its business model is proving very popular. We are confident that CA can ride out the current difficult economic environment and deliver significant benefits to customers, shareholders, employees and the communities in which it operates."

Mr. Grasso continued, "The new `term limits' for outside directors are part of a substantial strengthening of CA's corporate governance procedures. While Willem, Shirley and I regret that we are leaving the Board, the limits ensure a continual injection of fresh, independent thinking." Roel Pieper, Managing Director and Chairman, Favonius Ventures commented, "CA is a superb company and I have every confidence that it will prosper in the future. I regret that my other business commitments mean that I will not have sufficient time to devote to CA in the years ahead."


KUMAR COMMENT ON PRELIMINARY PROXY STATEMENT

Commenting on the preliminary proxy statement, Kumar said, "While CA has faced a number of challenges this year, we believe the Company is on the right track for long-term success. Our business model, which was implemented in October 2000, is delivering sustainable competitive advantage and - as evidenced by today's announcements, the April additions of Jay Lorsch, a noted governance expert from


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Harvard, and Walter Schuetze, the former Chief Accountant to the Securities and
Exchange Commission, and last year's addition of lead independent director Lewis Ranieri - we have continued to make excellent progress in attracting highly qualified independent directors to CA's Board.

"We believe the proposals of Ranger Governance, an outside party financed and controlled by Sam Wyly, that recently announced renewed plans to nominate candidates to serve on the CA Board, would be divisive, impede progress and hurt CA and its shareholders. And in the detail of their proposals, we believe there is nothing constructive or of value that the Company has not already implemented. "


OTHER BUSINESS

At the annual meeting, in addition to electing CA's eleven directors, shareholders will be asked to approve the Company's 2002 Incentive Plan and 2002 Compensation Plan for Non-Employee Directors.

The 2002 Incentive Plan provides for incentive awards to a broad base of CA employees as well as to consultants to the Company. This plan would replace the 1994 Annual Incentive Compensation Plan and the Company's 2001 Stock Option Plan if approved by shareholders. Forty-five million shares, in addition to approximately one million remaining shares under the 2001 Stock Option Plan, would be authorized for issuance under the plan over ten years.

The 2002 Compensation Plan for Non-Employee Directors, which will also be considered by shareholders at the 2002 annual meeting, would provide for the annual grant to each CA non-employee director of options to purchase 6,750 CA shares and for the annual retainer fee for non-employee directors to be paid in the form of deferred CA stock compensation. This plan would replace the Company's soon-to-expire 1993 Stock Option Plan for Non-Employee Directors (which provides for a like amount of annual option grants depending on the Company's attainment of specific return on equity objectives) and the 1996 Deferred Stock Plan for Non-Employee Directors. 650,000 shares would be authorized for issuance under the plan.

Computer Associates intends to begin soliciting votes from its shareholders as soon as the proxy materials become effective.


BIOGRAPHIES OF NEW BOARD MEMBERS ANNOUNCED TODAY

KENNETH CRON is Chief Executive Officer of Vivendi Universal Games (VU Games), a division of Vivendi Universal and a key content area for the company, along with movies, music, and other publishing activities. Cron was named CEO of VU Games in June 2001, after serving as CEO of the Flipside Network, a VU Games property comprised of Flipside.com, iwin.com, Uproar.com and Virtual Vegas. At Flipside, Cron was responsible for the company's strategic direction and day-to-day operations. Previously, Cron was Chairman and CEO of Uproar Inc., which he took public in a $100 million Nasdaq offering in March 2000 and which was subsequently purchased by Flipside, a division of Vivendi Universal, in March 2001 for $140 million. He is credited with leading the company to become one of the 20 most popular websites in the world, with almost 12 million unique visitors per month. Prior to joining Uproar, Cron spent over 20 years at CMP Media. Under his leadership, CMP grew from a trade publishing company into a publicly traded media company with revenues in excess of $500 million. As CMP's President of Publishing, Cron was responsible for all the company's U.S. businesses, including its print publications, tradeshows/conferences and marketing and consulting services, and he spearheaded the company's entry onto the Internet. Cron was integral to CMP's $100 million Nasdaq initial public offering in July 1997 and to its $920 million sale in June 1999 to Miller Freeman, Inc., part of the $4 billion UK-based United News & Media. Cron is a founding member of the New York New Media


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Association.  A graduate of the University of Colorado, Cron holds a Bachelor of
Arts degree in Psychology.

ROBERT E. LA BLANC is the founder and President of Robert E. La Blanc Associates, Inc., an information technologies consulting and investment banking firm. He was a general partner at Salomon Brothers and founder of the firm's telecommunications team. Mr. La Blanc was voted the leading telecommunications industry analyst for each of the six years from 1973 to 1978 by Institutional Investor magazine. Additionally, he served as Vice Chairman for Continental Telecom Corporation. Previously, Mr. La Blanc spent 13 years in technical, managerial, and financial positions within the communications industry. He is currently a member of the Board of Directors of Salient 3 Communications, Inc., The Titan Corporation, Storage Technology Corporation, Chartered Semiconductor Manufacturing Ltd. and a family of Prudential Mutual Funds. He is a former member of the Board of Directors of the Tribune Company. He holds a B.S. in Electrical Engineering from Manhattan College, where he also holds an honorary Doctor of Humane Letters, and an M.B.A. from New York University.

ALEX SERGE VIEUX is the Chairman, Chief Executive Officer and founder of DASAR, Inc., a global information technology accelerator for startups and producer of invitation-only CEO events, including ETRE, ATRE and METRE (European/Asian/Mediterranean Technology Roundtable Exhibitions). Previously, he co-founded two software companies focused on the banking industry: CATS and Renaissance Software, and also served as President of the Infotech Commission for the French Republic and as a special advisor to the Minister of Finance, Industry and Economics in France. Mr. Vieux also worked as a consultant for Andersen Consulting, and was the U.S. business correspondent for the French daily newspaper Le Monde. Mr. Vieux is currently a member of the Board of Directors of several international public and private companies, including BVRP, Qualys, Inc., Commerce One, Inc., Korea Thrunet Co. Ltd., Check Point Software Technologies Ltd., Cibox LCI SA and Madge Networks N.V.. He is a graduate of the Institute d'Etudes Politiques and the French business school HEC, and also holds a law degree from the Universite de Paris and an M.B.A. from Stanford University's Graduate School of Business, where he was a Fulbright Scholar.

THOMAS H. WYMAN was the Chairman of CBS, Inc., where he joined as President and CEO in 1980 and was elected to the additional post of Chairman of the Board of Directors in 1983. He resigned in 1986. After serving as an outside Director of S.G. Warburg Group PLC from 1988 to 1992, Mr. Wyman was appointed Chairman of S.G. Warburg & Co. Inc. in 1992. He was a Vice Chairman of S.G. Warburg Group PLC from 1993 until 1995, when the Group was merged into Swiss Bank Corporation, and subsequently joined the Council of International Advisors of Swiss Bank. He was also Senior Advisor to SBC Warburg Inc. from 1996 to 1997. Previously, he was Vice Chairman of the Pillsbury Company in 1979, and spent four years prior to that post as President and CEO of Green Giant Company, which was acquired by Pillsbury in 1979. Prior to joining Green Giant, Mr. Wyman was Senior Vice President, General Manager and Chairman of the Management Executive Committee at the Polaroid Corporation, which he joined as Vice President in 1965. Mr. Wyman was an Assistant to the Managing Director and subsequently Vice President of the Nestle parent company in Europe from 1960 to 1965. He joined the Nestle Company in New York in 1955; he also worked for the First National City Bank of New York from 1951 to 1953, and served as an officer in the U.S. Army Corps of Engineers in Korea from 1953 to 1955. Mr. Wyman currently serves as a member of the Advisory Board of Nestle USA, Inc., and the International Advisory Group of Toshiba Corporation (Tokyo). His previous board memberships include General Motors Corporation, AT&T, Hughes Electronics Corporation, Scott Paper Company, Norton Company, Toro, Norwest Bank, The Boston Company, Green Giant Company, The Pillsbury Company, CBS Inc., Imperial Chemical Industries PLC (London), ZENECA Group PLC (London), and United Biscuits PLC (Edinburgh). Mr. Wyman holds a B.A. in English from Amherst College, magna cum laude, and was a member of Phi Beta Kappa. He holds honorary degrees from Amherst College, St. Augustine's


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College and Quinnipiac College. He is currently serving as Visiting Scholar at the Harvard Business School and as Visiting Lecturer at the Sloane School at M.I.T.


IMPORTANT INFORMATION

We plan to file a proxy statement with the Securities and Exchange Commission relating to our solicitation of proxies from our stockholders with respect to our 2002 annual meeting of stockholders. WE ADVISE YOU TO READ THIS PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Our proxy statement and other relevant documents will be available for free at the Securities and Exchange Commission's Internet web site at www.sec.gov. You may also obtain a free copy of our proxy statement, when it becomes available, and other relevant documents by writing to us at One Computer Associates Plaza, Islandia, New York 11749, or by visiting our Internet web site at www.ca.com. Detailed information regarding the names, affiliation and interest of individuals who may be deemed participants in the solicitation of proxies of Computer Associates' shareholders is available in the preliminary proxy statement on Schedule 14A filed today by Computer Associates with the SEC.


ABOUT COMPUTER ASSOCIATES

Computer Associates International, Inc. (NYSE: CA) delivers The Software That Manages eBusiness. CA's world-class solutions address all aspects of eBusiness management through industry-leading brands: Unicenter for infrastructure management, eTrust for security management, BrightStor for storage management, CleverPath for portal and business intelligence, AllFusion for application life cycle management, Advantage for data management and application development, and Jasmine for object-oriented database technology. Founded in 1976, CA serves organizations in more than 100 countries, including 99 percent of the Fortune 500 companies. For more information, visit http://ca.com.